EXHIBIT 99.2

AMENDED ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007.

As discussed in Note 17 of these consolidated financial statements included in Amended Item 8, in the second quarter of 2008, performance measurements for segment revenue and segment operating income used by MMC’s chief operating decision maker to evaluate performance and for the allocation of resources, were changed so that investment gains and losses derived from investments strategically linked to MMC’s operating companies are no longer included. Accordingly, we have amended the consolidated results of operations, segment data and related disclosures contained in this management’s discussion and analysis and notes to the consolidated financial statements.

General

Marsh & McLennan Companies, Inc. and Subsidiaries (“MMC”) is a global professional services firm providing advice and solutions in the areas of risk, strategy, and human capital. MMC’s subsidiaries include Marsh, which provides risk and insurance services; Guy Carpenter, which provides reinsurance services; Kroll, which provides risk consulting and technology services; Mercer, which provides human resource and related financial advice and services; and the Oliver Wyman Group, which provides management consulting and other services. MMC’s approximately 56,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC’s business segments are based on the services provided. Risk and Insurance Services includes risk management and insurance and reinsurance broking and services, provided primarily by Marsh and Guy Carpenter. Consulting, which comprises the activities of Mercer and Oliver Wyman Group, includes human resource consulting and related services, and specialized management and economic and brand consulting services. Risk Consulting & Technology, conducted through Kroll, includes risk consulting and related investigative, intelligence, financial, security and technology services.

In the second quarter of 2008, performance measurements for segment revenue and segment operating income used by MMC’s chief operating decision maker to evaluate performance and for the allocation of resources, were changed so that investment gains and losses derived from investments strategically linked to MMC’s operating companies are no longer included. The presentation of segment revenue and segment operating income was conformed accordingly. The amounts are now reflected as “Investment income (loss)”, which is presented outside of MMC’s operating income. Please see Note 17 to the consolidated financial statements for additional information about the impact of this change in presentation.

We describe the primary sources of revenue and categories of expense for each segment below, in our discussion of segment financial results. Management evaluates performance based on segment operating income, which reflects expenses directly related to segment operations, but not MMC corporate-level expenses. A reconciliation of segment operating income to total operating income is included in Note 17 to the consolidated financial statements included elsewhere in this report. The accounting policies used for each segment are the same as those used for the consolidated financial statements.

This MD&A contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See “Information Concerning Forward-Looking Statements” at the outset of this report.

Significant Developments

MMC’s financial results and financial position reflect, among other items:

•

the disposal of Putnam on August 3, 2007. MMC’s cash proceeds following the payment of taxes approached $2.5 billion. An after-tax gain of $1.9 billion on the sale of Putnam along with its 2007 and comparative results of operations are included in discontinued operations;

•

the execution of two accelerated share repurchase transactions totaling $1.3 billion. The first transaction, for $500 million, was initiated in May 2007 and completed in July 2007 with MMC receiving a total of 16.02 million shares. The second transaction, for $800 million, was initiated in August 2007. MMC received an initial delivery of 21.32 million shares in August 2007, which were reflected as a reduction in shares outstanding upon receipt. MMC expects to receive an additional 10.7 million shares when the repurchase period for this transaction concludes in March 2008;

•	restructuring charges and savings related to a number of restructuring initiatives;

•

the continued decline in market service revenues in the risk and insurance services segment for business placed prior to October 1, 2004. Market services revenue declined to $3 million in 2007 as compared with $43 million and $114 million in 2006 and 2005, respectively; and

•	compensation charges resulting from the departure of MMC’s former CEO and Marsh’s former CEO.

Consolidated Results of Operations

For the Years Ended December 31, (In millions, except per share figures)	2007	2006	2005
Revenue	$11,177	$10,340	$9,899

Expense:
Compensation and benefits	7,030	6,515	6,327
Other operating expenses	3,301	2,877	3,165

Operating expenses	10,331	9,392	9,492

Operating income	$846	$948	$407

Income from Continuing Operations	$538	$632	$201

Discontinued Operations, net of tax	1,937	358	203

Net income	$2,475	$990	$404

Income from Continuing Operations Per Share:
Basic	$1.00	$1.15	$0.37

Diluted	$0.99	$1.14	$0.37

Net Income Per Share:
Basic	$4.60	$1.80	$0.75

Diluted	$4.53	$1.76	$0.74

Average number of shares outstanding:
Basic	539	549	538

Diluted	546	557	543

Shares outstanding at December 31,	520	552	546

Consolidated operating income was $846 billion in 2007, a decrease of $102 million or 11% from the prior year.

An increase in consulting segment operating income of 30% to $606 million was more than offset by decreases in risk and insurance services and risk consulting and technology. In addition, corporate expenses increased $63 million over the prior year, primarily due to a credit of $74 million in the prior year related to the gain on disposal of five floors in MMC’s New York headquarters building, and $14 million of incremental compensation costs in the current year related to the departure of MMC’s former CEO.

Consolidated net income increased to $2.5 billion in 2007 compared with $1.0 billion in the prior year, resulting from a $1.9 billion gain on the disposal of Putnam recorded in discontinued operations. In 2006, the net gain from disposals of discontinued operations was $172 million, primarily related to SCMS.

Consolidated Revenues and Expenses

MMC conducts business in many countries, as a result of which the impact of foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, the revenue impact of acquisitions and dispositions may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to another by isolating these impacts. The impact of foreign currency exchange fluctuations, acquisitions and dispositions on MMC’s operating revenues by segment is as follows:

(In millions, except percentage figures)	Year Ended December 31,		% Change GAAP Revenue	Components of Revenue Change
				Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2007	2006
Risk and Insurance Services
Marsh	$4,498	$4,383	3%	4%	—	(1)%
Guy Carpenter	902	880	2%	1%	—	1%

Total Risk and Insurance Services	5,400	5,263	3%	4%	—	(1)%

Consulting
Mercer	3,368	3,020	12%	5%	—	7%
Oliver Wyman Group	1,516	1,204	26%	5%	3%	18%

Total Consulting	4,884	4,224	16%	5%	1%	10%

Risk Consulting & Technology	987	973	1%	2%	(1)%	—

Total Operating Segments	$11,271	$10,460	8%	4%	—	4%
Corporate/Eliminations	(94)	(120)

Total Revenue	$11,177	$10,340	8%	4%	—	4%

(In millions, except percentage figures)	Year Ended December 31,		% Change GAAP Revenue	Components of Revenue Change
				Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2006	2005
Risk and Insurance Services
Marsh	$4,383	$4,569	(4)%	—	(2)%	(2)%
Guy Carpenter	880	834	5%	—	—	5%
Risk Capital Holdings (a)	—	9	(100)%	—	(100)%	—

Total Risk and Insurance Services	5,263	5,412	(3)%	—	(2)%	(1)%

Consulting
Mercer	3,020	2,794	8%	1%	—	7%
Oliver Wyman Group	1,204	1,008	19%	1%	2%	16%

Total Consulting	4,224	3,802	11%	1%	1%	9%

Risk Consulting & Technology	973	869	12%	1%	3%	8%

Total Operating Segments	$10,460	$10,083	4%	—	—	4%
Corporate/Eliminations	(120)	(184)

Total Revenue	$10,340	$9,899	4%	—	—	4%

(a)	Risk Capital Holdings revenue in 2005 was primarily related to investment management fees earned by MMC Capital.

Revenue

Consolidated revenue for 2007 increased 8% to $11.2 billion compared with 2006, reflecting a 4% increase in underlying revenue and a 4% positive impact of foreign currency translation.

Revenue in the risk and insurance services segment increased 3% compared with 2006. Underlying revenue decreased 1% for the total risk and insurance services segment, reflecting a 1% increase in Guy Carpenter and a 1% decrease in Marsh partially reflecting a $40 million decrease in market service revenue. Consulting revenue increased 16%, resulting from a 12% increase in Mercer’s businesses and 26% growth in the Oliver Wyman Group businesses. On an underlying basis, revenue increased 7% in Mercer, 18% in Oliver Wyman Group and 10% for the consulting segment in total. Revenue increased 1% in risk consulting & technology, but growth was flat on an underlying basis.

In 2006, risk and insurance services revenue decreased 3% compared with 2005 and decreased 1% on an underlying basis. A 5% increase in underlying revenue in Guy Carpenter was offset by a 2% decrease in Marsh, partly resulting from a $71 million decline in market service revenue. Risk Capital Holdings revenue decreased due to the sale of the investment management business of MMC Capital to Stone Point Capital, LLC in May 2005. Risk consulting & technology revenue increased 12% due to growth in Kroll’s corporate advisory and restructuring, technology services and security businesses. Consulting revenue increased 11%, resulting from a 19% increase in the Oliver Wyman Group businesses and an 8% increase at Mercer.

Operating Expenses

Consolidated operating expenses in 2007 increased 10% compared with 2006. Operating expenses increased 5% on an underlying basis in 2007 compared with 2006. The increase in underlying expenses is due to higher compensation and benefit costs driven by consulting due to increased volume across all operating companies, increased advertising, primarily in insurance services, and favorable professional liability experience in 2006.

Consolidated operating expenses in 2006 decreased 1% from 2005. The decrease in operating expenses reflects cost savings from restructuring activities; a decrease in net restructuring and related charges; lower settlement, legal and regulatory costs related to proceedings involving MMC and certain of its subsidiaries; and lower costs related to employee retention awards, partly offset by higher compensation costs, primarily in the consulting segment due to increased headcount and higher incentive compensation. Expenses in 2006 also reflect lower costs related to professional liability claims. These decreases in 2006 were partly offset by higher expenses related to stock options. Due to the adoption of SFAS 123(R) on July 1, 2005, expenses related to stock options were recorded for only six months in 2005 while 2006 includes stock option expense for the full year. In 2006, the costs related to stock options are included in segment results. In 2005, the costs related to stock options are included in Corporate.

Restructuring and Related Activities

MMC initiated restructuring activities in the first quarter of 2005 (the “2005 Plan”) and the third quarter of 2006. In 2007 we incurred net restructuring costs of $98 million and related charges of $21 million, primarily accelerated amortization, from actions taken under these restructuring plans. The costs and annualized savings relating to the plans are discussed below.

2005 Plan

MMC’s actions under the 2005 Plan are complete. MMC is currently realizing annualized savings of approximately $400 million attributable to the 2005 Plan relating primarily to the risk and insurance services segment. In early 2006, MMC began implementing its plan to eliminate excess space in its corporate headquarters building in mid-town New York. Costs related to its headquarters building incurred through June 30, 2006 (approximately $40 million) and savings generated from those actions (approximately $10 million) were recognized as part of the 2005 Plan.

2006 Cost-Savings Initiative

In September 2006, MMC announced a cost-savings initiative related to firm-wide infrastructure, organization structure and operating company business processes. The first phase of this initiative began in September 2006.

As previously reported, MMC’s actions under the first phase are substantially complete, except for certain actions related to MMC’s headquarters building. From inception through December 31, 2007, MMC incurred total costs of $56 million related to the first phase, consisting of $20 million of restructuring charges ($10 million of which were incurred in 2007) and related charges totaling $36 million ($21 million of which were incurred in 2007, primarily related to accelerated amortization of leasehold improvements). The restructuring charges are net of a $74 million gain on the sale of 5 floors of MMC’s New York headquarters building recorded in the fourth quarter of 2006. The actions completed under this first phase of the 2006 cost-savings initiative have resulted in annualized savings of approximately $135 million.

Separate from the 2006 cost-savings initiative, Marsh identified actions that resulted in the elimination of approximately 170 employee positions through staff reductions and attrition. These actions have resulted in annualized savings of approximately $40 million. Through December 31, 2007 these actions by Marsh have resulted in charges of $53 million; $39 million of these charges were recorded in 2007.

In the fourth quarter of 2007, Marsh took additional actions that resulted in the elimination of 84 positions and annualized savings of $12 million. These actions resulted in charges of $16 million for severance and related benefits.

Putnam Transaction

On August 3, 2007, Great-West Lifeco Inc. completed its purchase of Putnam Investments Trust for $3.9 billion in cash. The purchase includes Putnam’s interest in the T.H. Lee private equity business. After the payment of taxes in December 2007, the cash proceeds to MMC after minority interest approached $2.5 billion. The transaction resulted in a pre-tax gain of $3.0 billion ($1.9 billion after tax), which is included in discontinued operations. Putnam’s results of operations through August 2, 2007 and results for prior years are included in discontinued operations in the accompanying consolidated statements of income. Putnam’s assets and liabilities are reported as discontinued operations in the accompanying balance sheet at December 31, 2006.

Other Businesses Exited

During 2006, MMC completed the sale of several businesses: SCMS in January 2006; Price Forbes in September 2006; and KSI in December 2006. The gain or loss on disposal of these businesses, including any charges to reduce the carrying value to fair value less cost to sell, are included in discontinued operations in 2006.

The operating results of each of the businesses, through the date of sale or disposal, are included in discontinued operations in 2005 except for the 2005 results of Price Forbes, which were insignificant to MMC’s results for that year.

In 2005, Marsh completed the sale of Crump Group Inc. The gain on disposal of Crump, as well as its results of operations through the date of disposal, are included in discontinued operations in 2005.

Risk and Insurance Services

In the Risk and Insurance Services segment, MMC’s subsidiaries and other affiliated entities act as brokers, agents or consultants for insureds, insurance underwriters and other brokers in the areas of risk management, insurance broking and insurance program management services, primarily under the name of Marsh; and engage in reinsurance broking, catastrophe and financial modeling services and related advisory functions, primarily under the name of Guy Carpenter.

Marsh and Guy Carpenter are compensated for brokerage and consulting services primarily through fees paid by clients and/or commissions paid out of premiums charged by insurance and reinsurance companies. Commission rates vary in amount depending upon the type of insurance or reinsurance coverage provided, the particular insurer or reinsurer, the capacity in which the broker acts and negotiations with clients. Revenues are affected by premium rate levels in the insurance/reinsurance markets, the amount of risk retained by insurance and reinsurance clients themselves and by the value of the risks that have been insured since commission based compensation is frequently related to the premiums paid by insureds/reinsureds. In many cases, compensation may be negotiated in advance, based on the types and amounts of risks to be analyzed by MMC and ultimately placed into the insurance market or retained by the client. The trends and comparisons of revenue from one period to the next will therefore be affected by changes in premium rate levels, fluctuations in client risk retention, and increases or decreases in the value of risks that have been insured, as well as new and lost business, and the volume of business from new and existing clients.

Effective October 1, 2004, Marsh eliminated contingent compensation, or market services agreements with insurers, under which it had received revenues based upon such factors as the overall volume, growth and, in some cases, profitability, of the total business placed by Marsh with a given insurer.

Marsh and Guy Carpenter receive interest income on certain funds (such as premiums and claims proceeds) held in a fiduciary capacity for others. The investment of fiduciary funds is regulated by state and other insurance authorities. These regulations typically provide for segregation of fiduciary funds and limit the types of investments that may be made with them. Interest income from these investments varies depending on the amount of funds invested and applicable interest rates, both of which vary from time to time.

Following the sale of MMC Capital’s business in May 2005, we no longer receive fees in connection with the private equity investments previously managed by MMC Capital, nor do we receive management fees or origination fees related to this business, except that MMC retained the right to receive certain performance fees relating to the Trident II private equity partnership.

The results of operations for the risk and insurance services segment are presented below:

(In millions of dollars)	2007	2006	2005
Revenue	$5,400	$5,263	$5,412

Compensation and Benefits	3,353	3,238	3,399
Other Operating Expenses	1,705	1,548	1,888

Expense	5,058	4,786	5,287

Operating Income	$342	$477	$125

Operating Margin	6.3%	9.1%	2.3%

Revenue

Revenue in risk and insurance services increased 3% in 2007 compared with 2006, reflecting the positive impact of foreign currency exchange fluctuations, partly offset by a 1% decrease in underlying revenue.

In insurance services, revenue increased 3% from last year, reflecting a 4% positive impact of currency translation and a 1% decrease in underlying revenue. For the full year, Marsh’s new business production increased 5% on an underlying basis in 2007 compared with 2006. Premium rate declines in the commercial insurance marketplace continued to accelerate during the year. On a geographic basis, Marsh revenue included $2.4 billion in the Americas, $1.7 billion in EMEA and $388 million in Asia Pacific, compared with $2.4 billion, $1.6 billion and $348 million in the respective geographies in 2006.

Reinsurance services revenue increased 2% in 2007 compared to 2006 and 1% on an underlying basis. These results were achieved despite a significant decline in U.S. property catastrophe rates as well as higher risk retentions by clients.

Effective January 1, 2007, Marsh managed certain businesses (formerly part of Risk Consulting & Technology) which had revenue of $16 million in 2007. Revenue from these businesses was $25 million in 2006, and is reflected as part of Risk Consulting & Technology.

Revenue in risk and insurance services decreased 3% in 2006 compared with 2005, 1% on an underlying basis. Higher revenue in reinsurance services was offset by a decrease in insurance services.

Expense

Expenses in the risk and insurance services segment increased 6% in 2007 over the prior year. The increase in expenses reflects higher salary costs due to increased headcount during the second half of the year; the impact of foreign currency exchange fluctuations; costs associated with Marsh’s advertising campaign initiated in the Spring of 2007; incremental expenses related to the departure of Marsh’s former CEO; and the effect of favorable professional liability experience in 2006. These increases were partly offset by lower restructuring and related costs versus 2006 and reduced incentive compensation accruals.

In 2006, expenses in the risk and insurance services segment decreased 9% over the prior year. The decrease reflects cost savings from restructuring; a decrease in restructuring charges from $257 million in 2005 to $100 million in 2006; a decrease of $45 million in settlement, legal and regulatory costs related to market services agreements and associated shareholder and policyholder litigation; and a decrease of $78 million related to employee retention awards. In addition, 2006 expenses reflect lower incentive compensation costs and lower costs related to professional liability claims. Partly offsetting these decreases were costs of $47 million in 2006 related to employee stock options which were not charged to the segment in 2005.

Consulting

MMC conducts business in its Consulting segment through two main business groups. Mercer includes practice groups specializing in retirement and investments, outsourcing, health and benefits and talent. The Oliver Wyman Group provides specialized management and economic and brand consulting services.

The major component of Consulting’s revenue, in both Mercer and the Oliver Wyman Group, is fees paid by clients for advice and services. Mercer, principally through its health & benefits line of business, also earns revenue in the form of commissions received from insurance companies for the placement of group (and occasionally individual) insurance contracts, primarily life, health and accident coverages. Revenue for Mercer’s discretionary investment management business and certain of Mercer’s outsourcing business defined contribution administration services consists principally of fees based on assets under administration.

Revenue in the consulting segment is affected by, among other things, global economic conditions, including changes in clients’ particular industries and markets. Revenue is also subject to competition due to the introduction of new products and services, broad trends in employee demographics, the effect of government policies and regulations, and fluctuations in interest and foreign exchange rates. Revenues from the provision of discretionary investment management services and retirement trust and administrative services are significantly affected by securities market performance.

The results of operations for the consulting segment are presented below:

(In millions of dollars)	2007	2006	2005
Revenue	$4,884	$4,224	$3,802

Compensation and Benefits	2,951	2,647	2,330
Other Operating Expenses	1,327	1,112	1,021

Expense	4,278	3,759	3,351

Operating Income	$606	$465	$451

Operating Margin	12.4%	11.0%	11.9%

Revenue

Consulting revenue in 2007 increased 16% compared with 2006 comprising 12% growth at Mercer and 26% growth at Oliver Wyman Group. Revenue for the segment increased 10% on an underlying basis. Within Mercer, the revenue increase of 12% reflects growth in retirement and investment of 13%, health and benefits of 6%, outsourcing of 15% and talent of 10%. Mercer grew 7% on an underlying basis. The Oliver Wyman Group grew 26%, or 18% on an underlying basis, compared with the same period last year. Management, economic and brand consulting all produced double digit growth.

Consulting revenue in 2006 increased 11% compared with 2005. Revenue for Mercer increased 8%, or 7% on an underlying basis driven by strong growth in retirement and investments, and talent. Oliver Wyman Group revenues grew 19%, 16% on an underlying basis. Each of the Oliver Wyman Group practices contributed to this performance, led by management consulting which increased underlying revenues 18%.

Expense

Consulting expenses increased 14% in 2007 compared with 2006, reflecting higher compensation costs due to an increased volume of business, higher incentive compensation commensurate with improved operating performance and the impact of foreign currency translation.

Consulting expenses increased 12% in 2006 compared with 2005. The expense increase reflects restructuring charges of $27 million, the impact of acquisitions and higher compensation costs due in part to increased staff levels. In addition, expenses in 2006 include costs of $41 million related to employee stock options which were not charged to the segment in 2005.

Risk Consulting & Technology

MMC’s Risk Consulting & Technology segment primarily consists of Kroll and its subsidiaries. Kroll services fall into two major product lines: consulting services, which includes risk consulting, corporate advisory & restructuring and security; and technology enabled solutions.

Kroll receives compensation primarily in the form of fees paid by clients. These fees are typically earned on an hourly, project, fixed fee or per-unit basis. Kroll’s revenue is subject to changes in international economic and regulatory conditions. Some of Kroll’s revenue sources are counter-cyclical to the performance of the economy in general. These sources may include, for example, fees from restructuring, turnaround and forensic engagements relating to commercial bankruptcies and bond defaults. Kroll is also subject to normal competitive forces such as pricing pressures, demand for professional staff and new product development on the part of competitors, particularly in technology services.

The results of operations for the risk consulting & technology segment are presented below:

(In millions of dollars)	2007	2006	2005
Revenue	$987	$973	$869

Compensation and Benefits	506	466	406
Other Operating Expenses	383	364	345

Expense	889	830	751

Operating Income	$98	$143	$118

Operating Margin	9.9%	14.7%	13.6%

Revenue

Risk consulting and technology revenues increased 1% compared with 2006, due to the impact of foreign currency translation. Underlying revenue growth was flat. Revenue in Kroll’s technology operations rose 13% to $569 million, led by the Kroll Ontrack legal technology unit and Kroll’s background screening business. Revenues in Kroll’s consulting business decreased 10% to $426 million. The decline in Kroll’s consulting revenue reflects continued weak demand for Kroll’s corporate restructuring services, including lower client success fees for completed engagements compared with 2006.

Risk consulting & technology revenues increased 12% in 2006 compared with 2005, and 8% on an underlying basis. The technology services group, Kroll’s largest business unit, increased revenues by 12%.

Effective January 1, 2007, Kroll transferred to Marsh certain businesses which had revenue of $25 million in 2006. Revenue for the risk consulting and technology segment in 2006 has not been restated for this transfer.

In the fourth quarter of 2006, Kroll completed the sale of KSI, an international security operation that provided high-risk asset and personal protection services. The financial results of KSI are included in discontinued operations and are not included in the segment’s results for any year presented.

Expense

Risk consulting & technology expenses in 2007 increased 7% compared with 2006 partially due to the impact of foreign exchange fluctuations. The increase reflects higher compensation related to the increased volume of business for Kroll’s Ontrack and background screening operations, as well as higher compensation in the corporate advisory and restructuring business to retain key professional staff in anticipation of future increased activity. Also, expenses in 2006 included a credit related to the early termination of a licensing agreement.

Risk consulting & technology expenses increased 11% in 2006 compared with 2005. Approximately half of the increase results from acquisitions and the impact of foreign currency fluctuation. The remaining increase reflects higher compensation in the corporate advisory and restructuring and the background screening businesses, as well as increased costs for outside services in the background screening business due to a higher volume of business. The increases discussed above are partly offset by a credit in 2006 related to the early termination of a licensing agreement.

Discontinued Operations

Results of discontinued operations includes the gain on the sale of Putnam as well as Putnam’s operating income through August 2, 2007 and the operating income from Putnam, SCMS, KSI and Price Forbes for 2006 and 2005. The gain on the disposal of Crump and Crump’s operating income are included in discontinued operations in 2005. In addition, discontinued operations in 2006 also includes the gain on disposal of SCMS and a charge to reduce the carrying value of Price Forbes’ assets to fair value.

The following depicts the results of discontinued operations including revenue and expense detail for Putnam:

(In millions of dollars)	2007	2006	2005
Putnam:
Revenue	$798	$1,385	$1,506
Expense	636	1,082	1,243

Operating Income	162	303	263
Minority interest and other discontinued operations	(2)	1	43
Provision for income tax	71	118	117

Income from discontinued operations, net of tax	89	186	189

Gain on disposal of discontinued operations	2,965	298	55
Provision for income tax	1,117	126	41

Gain on disposal of discontinued operations, net of tax	1,848	172	14

Discontinued operations, net of tax	$1,937	$358	$203

MMC’s gain on the Putnam transaction increased diluted earnings per share $3.38 for the year ended December 31, 2007. In 2006, discontinued operations included an after-tax net gain of $179 million related to the gain on disposal of SCMS and charges related to Price Forbes and KSI, which increased diluted earnings per share for the year ended December 31, 2007 by approximately $0.32.

Corporate Items

Corporate Expenses

Corporate expenses were $200 million in 2007, compared to $137 million in 2006. These costs include $42 million for restructuring and related charges in 2007, compared with a credit of $31 million of such items in 2006 that included a $74 million gain on the sale of five floors in MMC’s headquarters building. In 2007, corporate expenses included incremental costs of $14 million related to the departure of MMC’s former CEO that were offset by a credit from an accrual adjustment related to the separation of former MMC senior executives.

Corporate expenses of $137 million in 2006 were $150 million lower than in 2005. The decrease is primarily due to the impact of stock option expense, which was recorded as a corporate charge in 2005 and was charged to the business segments in 2006, and lower net restructuring charges, largely resulting from a gain on the disposal of five floors in MMC’s headquarters building, partly offset by higher professional services fees.

Interest

Interest income earned on corporate funds amounted to $95 million in 2007, an increase of $35 million from 2006. The increase in interest income reflects generally higher average interest rates in 2007 compared with 2006, and higher invested balances during the second half of the year resulting from the receipt of proceeds from the Putnam transaction. Interest expense of $267 million in 2007 decreased from $303 million from 2006. The decrease in interest expense is primarily due to a decrease in the average level of debt compared to the prior year.

Interest income earned on corporate funds amounted to $60 million in 2006, an increase of $16 million from 2005. The increase in interest income reflected the combination of higher average corporate cash balances and generally higher average interest rates in 2006 compared with the prior year. Interest expense of $303 million in 2006 decreased from $332 million in 2005. The decrease in interest expense is primarily due to $34 million recorded in the third quarter of 2005 for the prepayment charge incurred in connection with the refinancing of the mortgage on MMC’s headquarters building in New York.

Investment Income (Loss)

MMC recognizes capital appreciation or depreciation on the investments held by Risk Capital Holdings, as well as revenue on Risk Capital Holdings’ sales of investments from time to time.

Commencing in the second quarter of 2008, investment gains and losses derived from investments strategically linked to MMC’s operating companies, predominantly related to Risk Capital Holdings, are presented outside of MMC’s operating income. Risk Capital Holdings’ revenue was $163 million in 2007 compared with $193 million in 2006. Risk Capital Holdings’ revenue in 2007 relates primarily to mark-to-market gains on private equity fund investments and gains from the sales of investments. Revenue from Risk Capital Holdings is expected to continue to be volatile on a quarter-to-quarter basis and substantially lower in 2008 as compared to 2007.

In December 2006, MMC, through its subsidiary Risk Capital Holdings, contributed its limited partnership interest in Trident III, valued at $182 million, to MMC’s U.K. pension fund. The transaction was recorded at the estimated fair value of MMC’s investment on the date of the contribution. Risk Capital Holdings’ revenue in 2006 included $38 million of mark-to-market gains for Trident III recognized through the date of the contribution.

Income Taxes

MMC’s consolidated effective tax rate was 34.9% in 2007 compared to 29.8% in 2006. The change primarily reflects the unfavorable impact of international tax law changes in 2007 and the release of valuation allowances on certain deferred tax assets in 2006.

MMC’s consolidated effective tax rate was 29.8% in 2006 compared to 31.4% in 2005. The change primarily reflects the release of valuation allowances on certain deferred tax assets, partly offset by a change in the geographic mix of MMC’s earnings and an adjustment of the 2005 tax provision estimates to the tax return amount.

The effective tax rate is sensitive to the geographic mix of MMC’s earnings, which may have a favorable or unfavorable impact on the rate. Furthermore, losses in certain jurisdictions cannot be offset by earnings from other operations, and may result in the need for valuation allowances against deferred tax assets which would affect the rate.

MMC adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment resulting from new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. Such adjustments could have a material impact on MMC’s effective tax rate, net income, and cash flows in a particular future period.

Liquidity and Capital Resources

MMC’s routine liquidity needs are primarily for current operating expenses, capital expenditures, servicing debt, pension obligations, paying dividends on outstanding stock and funding acquisitions. As a holding company, our primary source for meeting these requirements is cash flows from our operating subsidiaries. Other sources of liquidity include borrowing facilities discussed below in Financing Cash Flows.

Cash on our consolidated balance sheets includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown separately in the consolidated balance sheet as an offset to fiduciary liabilities. Fiduciary funds cannot be used for general corporate purposes, and should not be considered as a source of liquidity for MMC.

Operating Cash Flows

MMC used $385 million of cash for operations in 2007 compared with generating $786 million in 2006. These amounts reflect the net income earned by MMC during those periods, excluding gains or losses from the disposition of businesses and the gain on the sale of five floors from the MMC headquarters building; adjusted for non-cash charges and changes in working capital which relate, primarily, to the timing of payments for accrued liabilities or receipts of assets. Payment of accrued liabilities in 2007 includes approximately $170 million for regulatory settlements and tax payments of $933 million related to the disposition of businesses, primarily Putnam. Comparable items in 2006 include payments of approximately $270 million for regulatory settlements and tax payments of $136 million related to the disposition of businesses. Although the cash proceeds from the Putnam transaction are included in investing cash flows, SFAS 95 specifies that the related payment of taxes be included in operating cash flows and not allocated to other cash flow categories.

MMC has funding requirements for its U.S. non-qualified and non-U.S. pension plans in 2008 of approximately $20 million and $255 million, respectively. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign law. There currently is no ERISA funding requirement for the U.S. qualified plan in 2007 or in 2008. Funding requirements for non-U.S. plans vary by country. Contribution rates are determined by the local actuaries based on local funding practices and requirements. Funding amounts may be influenced by future asset performance, the level of discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not due under regulatory requirements, may be affected by alternative uses of MMC’s cash flows, including dividends, investments, and share repurchases.

During 2007, MMC contributed approximately $20 million to the U.S. pension plans and $189 million to the significant non-U.S. pension plans, compared with $20 million for U.S. plans and $319 million for significant non-U.S. plans in 2006. The contribution to the non-U.S. plans in 2006 includes a non-cash contribution of MMC’s investment in Trident III, a private equity limited partnership. The contribution was recorded based on the estimated fair value on the date of the contribution of $182 million.

In September 2006, the FASB issued SFAS 158. SFAS 158 requires that MMC recognize on a prospective basis the funded status of its overfunded defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded and underfunded Plans as a net benefit plan liability. The offsetting adjustment to the amount of assets and liabilities required to be recognized is recorded in Accumulated Other Comprehensive Income, net of tax, in MMC’s 2006 year-end balance sheet. Subsequent changes in the funded status will be recognized through the income statement and other comprehensive income in the year in which they occur as appropriate. MMC adopted the provisions of SFAS 158, prospectively, on December 31, 2006. The impact of adopting SFAS 158 resulted in a reduction in assets of $660 million and an increase in liabilities of $245 million, including a related adjustment to tax benefits of $423 million. The net impact of adopting SFAS 158 was a reduction of MMC’s stockholders’ equity of $905 million in 2006 (or $804 million including an adjustment for the impact of recording a reduction to the minimum pension liability prior to the adoption of SFAS 158). In 2007, the improved funded status of the Plans resulted in a net increase to equity of $708 million. The change in funded status of the Plans is impacted by numerous items, including actual results compared with prior estimates and assumptions, contributions to the Plans, and changes in assumptions to reflect information available at the respective measurement dates. In

2007, the funded status of MMC’s Plans was significantly impacted by an increase in the discount rates used in the measurement of the pension liabilities at December 31, 2007, reflecting a general widening of credit spreads on high quality corporate debt obligations and by contributions and asset returns.

Financing Cash Flows

Net cash used for financing activities was $2.6 billion in 2007 compared with $759 million of net cash used for financing activities in 2006. During 2007, MMC repurchased $1.3 billion of its common stock and reduced outstanding debt by approximately $1.1 billion. These actions are discussed more fully below.

Share Repurchases

In August 2007, MMC entered into an $800 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $800 million purchase price and took delivery from the counterparty of an initial tranche of 21,320,530 shares of MMC common stock, which were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the delivery date. This number of shares was the quotient of the $800 million purchase price divided by a contractual “cap” price of $37.5225 per share. Based on the final average share price during the settlement period less a discount, it is expected that approximately 10.7 million additional shares will be delivered to MMC in March 2008. This transaction was effected under a $1.5 billion share repurchase authorization granted by MMC’s Board of Directors in August 2007. MMC remains authorized to repurchase additional shares of its common stock up to a value of $700 million. There is no time limit on this authorization.

In May 2007, MMC entered into a $500 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $500 million purchase price and took delivery from the counterparty of an initial tranche of 13,464,749 shares of MMC common stock. Based on the market price of MMC’s common stock over the subsequent settlement period, in July 2007 the counterparty delivered to MMC an additional 2,555,519 shares for no additional payment and the transaction was concluded. MMC thus repurchased a total of 16,020,268 shares in the transaction, for a total cost of $500 million and an average price per share to MMC of $31.2105. The repurchased shares were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the respective delivery dates. This transaction was effected under a $500 million share repurchase authorization granted by MMC’s Board of Directors in May 2007.

MMC made no share repurchases in 2006.

Debt Repayment

During 2007, MMC utilized commercial paper and bank borrowings, as well as cash on hand, to manage liquidity, including the funding of maturing bonds and the repurchase of shares. In the first quarter of 2007, MMC’s 5.375%, five-year $500 million senior notes matured. MMC’s three-year floating rate $500 million senior notes matured in the third quarter of 2007. MMC used a portion of its proceeds from the Putnam transaction to pay down outstanding commercial paper and revolving credit facility borrowings. At December 31, 2007, no commercial paper or revolving credit facility borrowings were outstanding.

MMC and certain of its foreign subsidiaries maintain a $1.2 billion multi-currency revolving credit facility. Subsidiary borrowings under the facility are unconditionally guaranteed by MMC. The facility will expire in December 2010. There were no borrowings outstanding under this facility at December 31, 2007.

MMC’s senior debt is currently rated Baa2 by Moody’s and BBB- by Standard & Poor’s. MMC’s short-term debt is currently rated P-2 by Moody’s and A-3 by Standard & Poor’s. MMC carries a stable outlook from both Moody’s and Standard & Poor’s. In December 2007, Standard & Poor’s lowered its rating on MMC’s long-term debt from BBB to BBB- and lowered the rating on MMC’s short-term debt from A-2 to A-3.

MMC also maintains other credit facilities, guarantees and letters of credit with various banks, primarily related to operations located outside the United States, aggregating $265 million at December 31, 2007 and $269 million at December 31, 2006. There were no outstanding borrowings under these facilities at December 31, 2007.

Dividends

MMC paid total dividends of $413 million in 2007 ($0.76 per share) and $374 million ($0.68 per share) in 2006.

In January 2008, the board of directors approved an increase to MMC’s quarterly cash dividend to 20 cents per share from 19 cents paid previously.

Investing Cash Flows

Net cash provided by investing activities amounted to $3.0 billion in 2007 primarily due to the Putnam transaction. This compares with $44 million of net cash used for investing activities in 2006. Cash generated by the sale of SCMS totaled $326 million in 2006. Cash used for acquisitions totaled $206 million in 2007 compared with $221 million in 2006. Remaining deferred cash payments of approximately $32 million related to acquisitions completed in 2007 and prior years are recorded in Accounts payable and accrued liabilities or in Other liabilities in the consolidated balance sheets at December 31, 2007. Cash provided by the sale of securities of $78 million in 2007 was partly offset by cash used to purchase investments of $44 million. In 2006, cash used to purchase investments of $193 million was partly offset by the sale of securities of $118 million in 2007.

MMC’s additions to fixed assets and capitalized software, which amounted to $378 million in 2007 and $307 million in 2006, primarily relate to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.

MMC has committed to potential future investments of approximately $81 million in connection with its investments in Trident II and other funds managed by Stone Point Capital, LLC. The majority of MMC’s investment commitments for funds managed by Stone Point Capital, LLC are related to Trident II, the investment period for which is now closed for new investments. Any remaining capital calls for Trident II would relate to follow-on investments in existing portfolio companies or for management fees or other partnership expenses. Significant future capital calls related to Trident II are not expected. Although it is anticipated that Trident II will be harvesting its remaining portfolio in 2008 and thereafter, the timing of any portfolio company sales and capital distributions is unknown and not controlled by MMC.

Commitments and Obligations

MMC’s contractual obligations of the types identified in the table below were of the following amounts as of December 31, 2007:

	Payment due by Period
Contractual Obligations (In millions of dollars)	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Current portion of long-term debt	$260	$260	$—	$—	$—
Long-term debt	3,608	—	969	267	2,372
NYAG/NYSID settlement	170	170	—	—	—
Net operating leases	3,028	370	645	520	1,493
Service agreements	133	58	42	24	9
Other long-term obligations	39	26	13	—	—

Total	$7,238	$884	$1,669	$811	$3,874

The above does not include unrecognized tax benefits of $351 million, accounted for under FIN 48, as MMC is unable to reasonably predict the timing of settlement of these liabilities, other than approximately $86 million that may become payable during 2008. The above does not include liabilities established under FIN 45 as MMC is unable to reasonably predict the timing of settlement of these liabilities.

Market Risk and Credit Risk

Certain of MMC’s revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates and equity markets.

Interest Rate Risk and Credit Risk

MMC has historically managed its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC’s asset base. During 2007, virtually all of MMC’s variable rate borrowings were repaid.

Interest income generated from MMC’s cash investments as well as invested fiduciary funds will vary with the general level of interest rates.

MMC had the following investments subject to variable interest rates:

(In millions of dollars)	December 31, 2007
Cash and cash equivalents invested in money market funds, certificates of deposit and time deposits (Note 1)	$2,133
Fiduciary cash and investments (Note 1)	$3,612

These investments and debt instruments are discussed more fully in the above-indicated Notes to the consolidated financial statements.

Based on the above balances, if short-term interest rates decrease by 10% or 45 basis points over the course of the year, annual interest income, including interest earned on fiduciary funds, would decrease by approximately $14 million.

In addition to interest rate risk, our cash investments and fiduciary fund investments are subject to potential loss of value due to counterparty credit risk. To minimize this risk, MMC and its subsidiaries invest pursuant to a Board approved investment policy. The policy mandates the preservation of principal and liquidity and requires broad diversification with counterparty limits assigned based primarily on credit rating and type of investment. MMC carefully monitors its cash and fiduciary fund investments and will further restrict the portfolio as appropriate to market conditions. The majority of cash and fiduciary funds are invested in short-term bank deposits and liquid money market funds.

Foreign Currency Risk

The translated values of revenue and expense from MMC’s international risk and insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates. The non-U.S. based revenue that is exposed to foreign exchange fluctuations is approximately 50% of total revenue. Note 17 details revenue by geographic area. We periodically use forward contracts and options to limit foreign currency exchange rate exposure on net income and cash flows for specific, clearly defined transactions arising in the ordinary course of business.

Equity Price Risk

MMC holds investments in public and private companies, as well as in certain private equity funds managed by Stone Point Capital. Publicly traded investments of $23 million are classified as available for sale under SFAS No. 115. Non-publicly traded investments of $43 million are accounted for using the cost method and $293 million are accounted for using the equity method under APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. The investments that are classified as available for sale or that are not publicly traded are subject to risk of changes in market value, which if determined to be other than temporary, could result in realized impairment losses. MMC periodically reviews the carrying value of such investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements.

Other

A significant number of lawsuits and regulatory proceedings are pending. See Note 16 to the consolidated financial statements.

Management’s Discussion of Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding MMC’s financial statements because their application places the most significant demands on management’s judgment, and requires management to make estimates about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.

Legal and Other Loss Contingencies

MMC and its subsidiaries are subject to numerous claims, lawsuits and proceedings. GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. Significant management judgment is required to comply with this guidance. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability.

In addition, to the extent that insurance coverage is available, significant management judgment is required to determine the amount of recoveries that are expected under MMC’s various insurance programs.

Retirement Benefits

MMC maintains qualified and non-qualified defined benefit pension plans for its eligible U.S. employees and a variety of defined benefit and defined contribution plans for eligible non-U.S. employees. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign laws.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132 (R)” (“SFAS 158”). SFAS 158 requires that MMC recognize the funded status of its overfunded defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The gains or losses and prior service costs or credits that have not been recognized as components of net periodic costs are recorded as a component of Accumulated Other Comprehensive Income (“AOCI”), net of tax, in MMC’s consolidated balance sheets. MMC adopted the provisions of SFAS 158, prospectively, on December 31, 2006.

The determination of net periodic pension cost is based on a number of actuarial assumptions, including an expected long-term rate of return on plan assets, the discount rate and assumed rate of salary increase. Significant assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 8 to the consolidated financial statements. MMC believes the assumptions for each plan are reasonable and appropriate and will continue to evaluate actuarial assumptions at least annually and adjust them as appropriate. Based on its current assumptions, MMC expects pension expense to decrease by approximately $200 million in 2008 and currently expects to contribute approximately $275 million to the plans during 2008.

During 2005 MMC made changes to the U.S. pension plan that were designed to reduce MMC’s benefits costs going forward. The changes, which were effective January 1, 2006, include changing the benefit formula from a final average salary to a career average salary as well as a change in the calculation for early retirement benefits. During 2006, MMC made similar changes to its U.K. pension plans.

Future pension expense or credits will depend on plan provisions, future investment performance, future assumptions, and various other factors related to the populations participating in the pension plans. Holding all other assumptions constant, a half-percentage point change in the rate of return and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which comprise approximately 89% of total pension plan liabilities, as follows:

	0.5 Percentage Point Increase		0.5 Percentage Point Decrease
(In millions of dollars)	U.S.	U.K.	U.S.	U.K.
Assumed Rate of Return	$(15.2)	$(28.0)	$15.2	$28.0
Discount Rate	$(28.5)	$(55.4)	$30.7	$57.3

Changing the discount rate and leaving the other assumptions constant may not be representative of the impact on expense, because the long-term rates of inflation and salary increases are often correlated with the discount rate.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. This postretirement liability is included in Other liabilities in the consolidated balance sheets. The key assumptions and sensitivity to changes in the assumed health care cost trend rate are discussed in Note 8 to the consolidated financial statements.

Income Taxes

MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating uncertain tax positions. On January 1, 2007 MMC adopted the provisions of FIN 48, to account for the uncertainty in income taxes. Accordingly, MMC reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process, the first step involves recognition. We determine whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period and involve significant management judgment. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. Prior to January 1, 2007, MMC estimated its uncertain income tax obligations in accordance with SFAS 109 and SFAS 5. MMC recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Tax law requires items be included in MMC’s tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which a benefit has already been recorded in the financial statements. In assessing the need for and amount of a valuation allowance for deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. MMC evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income by jurisdiction, in assessing the need for a valuation allowance. MMC also considers tax-planning strategies that would result in realization of deferred tax assets, and the presence of taxable income in prior carryback years if carryback is permitted under the appropriate tax law. The underlying assumptions MMC uses in forecasting future taxable income require significant judgment and take into account MMC’s recent performance. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences or carryforwards are deductible or creditable. Valuation allowances are established for deferred tax assets when it is estimated that it is more likely than not future taxable income will be insufficient to fully use a deduction or credit in that jurisdiction.

Fair Value Determinations

Investment Valuation – MMC holds investments in both public and private companies, as well as certain private equity funds. The majority of the public investments are accounted for as available for sale securities under SFAS No. 115. Certain investments, primarily investments in private equity funds are accounted for using the equity method under APB Opinion No. 18. MMC periodically reviews the carrying value of its investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements. MMC bases its review on the facts and circumstances as they relate to each investment. Fair value of investments in private equity funds is determined by the Funds’ investment managers. Factors considered in determining the fair value of private equity investments include: implied valuation of recently completed financing rounds that included sophisticated outside investors; performance multiples of comparable public companies; restrictions on the sale or disposal of the investments; trading characteristics of the securities; and the relative size of the holdings in comparison to other private investors and the public market float. In those instances where quoted market prices are not available, particularly for equity holdings in private companies, or formal restrictions limit the sale of securities, significant management judgment is required to determine the appropriate value of MMC’s investments. MMC reviews with the fund manager the appropriateness of valuation results for significant private equity investments.

Goodwill Impairment Testing – Under SFAS 142, MMC is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. MMC performs the annual impairment test for each of its reporting units during the third quarter of each year. Fair values of the reporting units are estimated using a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities, as well as an allocation of those assets and liabilities not recorded at the reporting unit level. MMC completed its 2007 annual review in the third quarter of 2007 and concluded that goodwill is not impaired. The fair value estimates used in this assessment are dependent upon assumptions and estimates about the future profitability and other financial ratios of our reporting units, as well as relevant financial data, recent transactions and market valuations of comparable public companies. If in the future, the performance of our reporting units varies significantly from our projections or our assumptions or estimates about future profitability of our reporting units change, the estimated fair value of our reporting units could change materially and could result in an impairment of goodwill.

Share-based Payment

Effective July 1, 2005, MMC adopted SFAS 123(R) “Share-based Payment”, which requires, among other things, that the estimated fair value of stock options be charged to earnings. Significant management judgment is required to determine the appropriate assumptions for inputs such as volatility and expected term necessary to estimate option values. In addition, management judgment is required to analyze the terms of the plans and awards granted thereunder to determine if awards will be treated as equity awards or liability awards, as defined by SFAS 123(R).

As of December 31, 2007, there was $34 million of unrecognized compensation cost related to stock option awards. The weighted-average periods over which the costs are expected to be recognized is 1.4 years. Also as of December 31, 2007, there was $289 million of unrecognized compensation cost related to MMC’s restricted stock, restricted stock unit and deferred stock unit awards.

See Note 9 to the consolidated financial statements for additional information regarding the adoption of SFAS 123(R).

New Accounting Pronouncements

New accounting pronouncements are discussed in Note 1 to MMC’s consolidated financial statements.

On January 1, 2007, MMC adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires that MMC recognize in its consolidated financial statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position. As a result of the implementation of FIN 48, MMC recognized an increase in the liability for unrecognized tax benefits of approximately $13 million, which is accounted for as a reduction to the January 1, 2007 balance of retained earnings. The term “unrecognized tax benefits” in FIN 48 primarily refers to the differences between a tax position taken or expected to be taken in a tax return and the benefit measured and recognized in the financial statements in accordance with the guidelines of FIN 48. Including this increase, MMC had approximately $272 million of total gross unrecognized tax benefits at the beginning of 2007. Of this total, $218 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in any future periods. MMC classifies interest and penalties relating to uncertain tax positions in the financial statements as income taxes. The total gross amount of such accrued interest and penalties, before any applicable federal benefit, at January 1, 2007 was $40 million. See Note 7 to the consolidated financial statements for further discussion of FIN 48 and income taxes.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective as of the beginning of MMC’s 2008 fiscal year. MMC does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits an entity to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adjustment to reflect the difference between fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of adoption. MMC did not elect to adopt the fair value option for any financial assets or liabilities as of January 1, 2008.

On December 4, 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), and SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”).

SFAS 141(R) requires entities in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors and other users to evaluate and understand the nature and financial effect of the business combination.

SFAS 160 clarifies that a noncontrolling or minority interest in a subsidiary is considered an ownership interest and accordingly, requires all entities to report such interests in subsidiaries as equity in the consolidated financial statements.

Both standards are effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

See the information set forth under the heading “Market Risk and Credit Risk” above under Part II, Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”).